UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 27, 2014

Inventure Foods, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14556	86-0786101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5415 E. High St., Suite 350, Phoenix, AZ	85054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (623) 932-6200

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2014, Inventure Foods, Inc.  (the “Company”) announced that effective May 27, 2014, the Company has appointed Dan Hammer as its new Senior Vice President/General Manager of its Frozen division.  The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Mr. Hammer, age 52, recently served as Vice President of Michael Angelo’s Gourmet from February 2012 until December 2013.  From 2008 to 2011 he was Senior Vice President of Marketing at Schwan’s Consumer Brands. Prior to that, he worked at ConAgra Foods, Unilever, Snyder’s of Hanover and Nestle Foods.  Mr. Hammer holds a Bachelor of Business Administration degree from the University of Notre Dame.

In connection with his appointment as Senior Vice President/General Manager of the Company’s Frozen division, the Company agreed upon and executed an employment agreement with Mr. Hammer (the “Employment Agreement”).  A brief description of the employment agreement is provided below. A copy of the employment agreement is attached as Exhibit 99.2 to this report, and is incorporated herein.

Pursuant to the terms of Employment Agreement, Mr. Hammer is an “at will” employee.  Under the terms of the Employment Agreement, Mr. Hammer will receive an annual base salary of $280,000, a $75,000 relocation allowance, eligibility for bonus as determined by the Board (or its Compensation Committee) in its discretion, an auto allowance of $1,200 per month, and, to the extent eligible thereunder, will be included in the Company’s plans that provide benefits to executive employees, including, medical, dental, vision, disability, life insurance, 401(k) plan, sick days, vacation and holidays. Mr. Hammer will also be eligible to participate in all non-qualified deferred compensation and similar compensation, bonus and stock plans offered, sponsored or established by the Company on substantially the same or a more favorable basis as any other employee of the Company.

Mr. Hammer will also receive an option under the Company’s 2005 Equity Incentive Plan to purchase 25,000 shares of common stock at an exercise price equal to the closing share price on Mr. Hammer’s start date of May 27, 2014. The option will vest over five years from the date of grant, have a term of ten years, and be otherwise consistent with the Company’s Form of Employee Incentive Stock Option Agreement.  Similarly, he will be granted an award of 25,000 shares of restricted common stock of the Company.  The restricted shares will vest over a three (3) year period in equal annual installments commencing on the one year anniversary of the date of grant and on each one year anniversary thereafter, subject to Mr. Hammer’s continued employment through each respective vesting date.  This restricted share grant will be subject to the Company’s form of Performance Share Restricted Stock Agreement.

In the event that Mr. Hammer’s employment is terminated by the Company for cause or he resigns, Mr. Hammer will be entitled to receive his then current base salary through the date his employment is terminated, but no other compensation of any kind. In the event Mr. Hammer’s employment is terminated by the Company without “cause” or he resigns for “good reason” (as each term is defined in the Employment Agreement) he will be entitled to receive as severance his then current base salary and monthly car allowance for the nine-month period following his termination.  In the event of a Change in Control (as defined in the Employment Agreement), if Mr. Hammer’s employment is terminated within twelve months following such Change in Control, he shall be entitled to receive a lump sum amount equal to nine months of his then current annual base salary.

The Employment Agreement includes non-competition and non-solicitation provisions which will end one year after Mr. Hammer’s employment ends and confidentiality provisions that continue indefinitely.

There are no other arrangements or understandings pursuant to which Mr. Hammer was selected as Senior Vice President/General Manager. There are no family relationships among any of our directors, executive officers, and Mr. Hammer. There are no related party transactions between the Company and Mr. Hammer reportable under Item 404(a) of Regulation S-K.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release of the Company dated June 2, 2014.

99.2	Employment Agreement between Inventure Foods, Inc. and Dan Hammer, dated May 27, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2014	INVENTURE FOODS, INC.

	By:	/s/ Steve Weinberger
Steve Weinberger
Chief Financial Officer